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                               HEALTHSOURCE, INC.

                             1994 STOCK OPTION PLAN


A. PURPOSE AND SCOPE

        The purposes of this Plan are to encourage stock ownership by key management employees of HEALTHSOURCE, INC. (herein called the "Company") and its Subsidiaries, to provide an incentive for such employees to expand and improve the profits and prosperity of the Company and its Subsidiaries, and to assist the Company and its Subsidiaries in attracting and retaining key personnel through the grant of Options to purchase shares of the Company's common stock which Options may either (i) be qualified as "incentive" stock options under Section 422(b) of the Code (hereinafter "ISO" or ISOs") or (ii) be stock options which do not qualify as ISOs (hereinafter "Non-Qualified Options").

B. DEFINITIONS

        Unless otherwise required by the context:

                1. "Board" shall mean the Board of Directors of the Company.

                2. "Committee" shall mean the Stock Option Plan Committee, which is appointed by the Board, and which shall be composed of at least two members of the Board who qualify to administer this plan under Section 162(m) of the Code and Rule 16b-3 and Item 402(i) under the 1934 Act.

                3. "Company" shall mean Healthsource, Inc., a New Hampshire corporation.

                4. "Code" shall mean the Internal Revenue Code of 1986, as amended.

                5. "Employee" shall mean any person employed by the Company or any present or future Subsidiary of the Company.

                6. "Fair Market Value" shall mean: (i) if the Stock is listed on a national securities exchange or the NASDAQ National Market System, then the value per share shall be not less than the closing price on the date of determination of fair market value, or if there were no sales on said date, then the value shall be not less than the closing price on the date next preceding such date of determination on which there were sales; or (ii) if the Stock is not so listed on a national securities exchange or the NASDAQ National Market System, then the fair market value per share shall be as determined by the Committee in good faith from time-to-time, but in no event to be less than the book value of the Stock.

                7. "Option" shall mean a right to purchase Stock granted pursuant to the Plan and shall include both ISOs and Non-Qualified Options.

                8. "Option Price" shall mean the purchase price for Stock under an Option, as determined in Section F below.

                9. "Participant" shall mean an employee of the Company, or of any Subsidiary of the Company, to whom an Option is granted under the Plan.

                10. "Plan" shall mean this Healthsource, Inc. 1994 Stock Option Plan.

                11. "Stock" shall mean the Common Stock of the Company, par value $.10 per share.

                12. "Subsidiary" shall mean any corporation in which the Company has an ownership interest.


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13.  "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

C.  MAXIMUM AVAILABLE OPTIONS

        The maximum number of shares of Stock that may be optioned under the Plan with respect to each fiscal year the Plan is in effect shall be 1 1/2% of the total number of shares of outstanding Stock of the Company on December 31 of each fiscal year plus the number of shares available under the Plan in prior fiscal years but not granted by the Committee; provided that an additional 1,000,000 shares shall be available for grant during 1994; provided further that under no circumstances shall Options which qualify as ISO Options aggregate more than 1,000,000 shares during the life of the Plan, subject to the provisions of Section N. Subject to the provisions of Section N, the maximum number of shares of Stock with respect to which Options may be granted to any Participant under the Plan with respect to each fiscal year of the Plan shall be 1,000,000 shares of Stock.

D.  EFFECTIVE DATE

        The Plan shall be effective as of January 1, 1994. No Options may be granted under the Plan after December 31, 1999 or after any earlier termination of the Plan by the Board.

E.  ADMINISTRATION

        The Plan shall be administered by the Committee. All persons designated as members of the Committee shall be "disinterested persons" within the meaning of Rule 16b-3 of the 1934 Act and "outside directors" within the meaning of
Section 162(m) of the Code. Two members of the Committee shall constitute a quorum for the transaction of business. The Committee shall be responsible to the Board for the operation of the Plan, and shall make recommendations to the Board with respect to participation in the Plan by employees of the Company and its Subsidiaries, and with respect to the extent of that participation. The interpretation and construction of any provision of the Plan by the Committee shall be final, unless otherwise determined by the Board. The Committee shall also have the authority to provide Participants, in any Option granted under the Plan, the right to require the Company to repurchase Options or to reacquire shares of Stock acquired through exercise of an Option, on terms which the Committee in its sole discretion shall deem necessary and appropriate. The Committee shall determine in its sole discretion whether any Option is to be an ISO or a Non-Qualified Option. If the Committee determines to issue a Non-Qualified Option, it shall take whatever actions it deems necessary, under
Section 422 of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. No member of the Board or the Committee shall be liable for any action or determination made in good faith.

F.  ELIGIBILITY

        The Board, upon recommendation of the Committee, may grant Options to any key management employee (including an employee who is an officer) of the Company or its Subsidiaries; provided that such participation would not jeopardize the Plan's compliance with Rule 16b-3 under the 1934 Act or any successor rule. No Options may be granted to such a person who is also a member of the Committee. Options may be awarded by the Board at any time and from time-to-time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Board, after reviewing the recommendations of the Committee, shall determine. Options granted at different times need not contain similar provisions.


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G.  OPTION PRICE

        The purchase price for Stock under each Option shall be at least one hundred ten percent (110%) of the fair market value of the Stock at the time the Option is granted, but in no event less than the par value of the Stock. Specifically the Options to purchase 1,000,000 shares of Stock, vesting at the rate of 200,000 shares per year over five (5) years, to be granted in May 1994 to Norman C. Payson, M.D., CEO of the Company, shall be at 130% of the fair market value of the Stock at the time the Options are granted.

H.  TERMS AND CONDITIONS APPLICABLE TO ALL OPTIONS

        Options granted pursuant to the Plan shall be authorized by the Board and shall be evidenced by agreements in such form as the Board, after reviewing the recommendations of the Committee, shall from time-to-time approve. Subject to Section K, such agreements shall comply with and be subject to the following terms and conditions:

        1. Employment Agreement. The Board may, in its discretion include in any Option granted under the Plan a condition that the Participant shall agree to remain in the employ of, and to render services to, the Company or any of its Subsidiaries for a period of time (specified in the agreement) following the date the Option is granted. No such agreement shall impose upon the Company or any of its Subsidiaries, however, any obligation to employ the Participant for any period of time.

        2. Time and Method of Payment. The Option Price shall be paid in full in cash or by delivery of shares of Stock owned by the optionee having a fair market value equal to the Option Price (or in the case of an immediate sale, by Participant's 10 day note coupled with an assignment of the proceeds of the sale) at the time an Option is exercised under the Plan. Otherwise, an exercise of any Option granted under the Plan shall be invalid and of no effect. Promptly after the exercise of an Option and the payment of the full Option Price, the Participant shall be entitled to the issuance of a stock certificate evidencing his ownership of such Stock. A Participant shall have none of the rights of a shareholder until shares are issued to him, and no adjustment will be made for cash dividends or other rights for which the record date is prior to the date such stock certificate is issued.

        3. Number of Shares: Type of Option. Each Option shall state the total number of shares of Stock to which it pertains and whether or not the Option is intended to qualify as an ISO.

        4. Option Period and Limitations on Exercise of Options. The Board may, in its discretion, provide that an Option may not be exercised in whole or in part for any period or periods of time specified in the Option agreement, provided that not more than 50% of any Option may be exercised prior to the expiration of one (1) year from the date of grant, and further that the remaining shares under any Option shall not be exercisable prior to the expiration of two (2) years from the date of grant. Except as provided in the Option agreement, an Option may be exercised in whole or in part at any time during its term. The Options to purchase 1,000,000 shares to be granted to Norman C. Payson, M.D. in May 1994 shall be vested at the rate of 20% per annum over five (5) years. No Option may be exercised after the expiration of ten
(10) years from the date it is granted. No Option may be exercised for a fractional share of Stock. The Committee shall have the right to accelerate the date of exercise of any installment of any Option; provided that the Committee shall not accelerate the exercise date of any installment of any ISO (and not previously converted into a Non-Qualified Option) if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code.

        5. Consideration. The consideration for issuance of Options by the Company shall be determined by the Board and the judgement of the Board as to the consideration and the sufficiency thereof shall be conclusive.


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I. TERMS AND CONDITIONS APPLICABLE TO ISO OPTIONS.

        1. With respect to ISOs, in no event shall the aggregate fair market value (determined at the time the Option is granted) of Stock for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any Subsidiary) exceed $100,000.

        2. With respect to ISOs only, the term "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the ISO Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        3. With respect to ISOs, the period of any election or exercise shall be extended automatically in the case of death or disability to the maximum period provided in Section 422 of the Code, as amended.

J. TERMINATION OF EMPLOYMENT

   Except for termination of employment due to death or disability, or in connection with a "Change in Control" of the Company as governed in Section K below, if a Participant ceases to be employed by the Company or any of its Subsidiaries, his Options shall terminate within thirty (30) days of such termination of employment; provided, however, that if a participant's cessation of employment with the Company and its Subsidiaries is due to his retirement with the consent of the Company or any of its Subsidiaries, the Participant may, at any time within three (3) months after such cessation of employment, exercise his Options to the extent that he was entitled to exercise them on the date of cessation of employment, but in no event shall any Option be exercisable more than ten (10) years from the date it was granted. The
Committee may cancel an Option during the three month period referred to in this paragraph, if the Participant engages in employment or activities contrary, in the opinion of the Committee, to the best interests of the Company or any of its Subsidiaries. The Committee shall determine in each case whether a termination of employment shall be considered a retirement with the consent of the Company or a Subsidiary, and subject to applicable law, whether a leave of absence shall constitute a termination of employment. Any such determination of the Committee shall be final and conclusive, unless overruled by the Board.

K. CHANGE IN CONTROL

   In the event of a "Change in Control" of the Company (or a termination of employment of a Participant in connection with such a "Change in Control"), all Options granted pursuant to the Plan shall become immediately vested and each Participant shall have the right to exercise such Options pursuant to their terms without regard to (i) any future vesting requirements contained in such Options or (ii) whether the Participant is employed by the Company at the time of exercise of the Option; provided, however, that in no event shall the Options be exercisable more than ten (10) years from the date they were granted. A "Change in Control" is defined as any sale or transfer of a majority of the assets of the Company, a sale or transfer (through a merger or otherwise) of greater than fifty percent (50%) of the outstanding stock of the Company, a change in the composition of a majority of the Board of Directors of the Company, or the execution by the Company of an agreement for any of the foregoing or the public announcement of a tender offer for more than 30% of the shares of the Company. Any Option not so exercised prior to the consummation of the event giving rise to the Change in Control shall remain exercisable, subject to adjustment as provided herein, for the remainder of the term of the Option.

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L. NO OBLIGATION TO EXERCISE OPTION

   The granting of an Option shall impose no obligation upon the Participant to exercise such Option.

M. RIGHTS IN EVENT OF DEATH/DISABILITY

   If a Participant dies or becomes permanently disabled while employed by the Company or any of its Subsidiaries, or within three months after having retired with the consent of the Company or any of its Subsidiaries, and without having fully exercised his Options, all Options granted to the Participant shall become immediately vested and the executors or administrators, or legatees or heirs, of his estate shall have the right to exercise such Options pursuant to their terms without regard to any future vesting requirement contained in such Options; provided, however, that in no event shall the Options be exercisable more than ten (10) years from the date they were granted.

N. EFFECT OF CHANGE IN STOCK SUBJECT TO THE PLAN

   The aggregate number of shares of Stock available for Options under the Plan, the shares subject to any Option and the price per share shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Stock subsequent to the effective date of the Plan resulting from: (i) a subdivision or consolidation of shares or any other capital adjustment (ii) the payment of a stock dividend; or (iii) any other increase or decrease in such shares effected without receipt of fair market value consideration by the Company. If the Company shall be a party to any merger or consolidation, any Option shall pertain, apply, and relate to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled under the agreements governing the merger or consolidation. Upon dissolution or liquidation of the Company, all Options outstanding under the Plan shall terminate; provided, however, that each Participant (and each other person entitled under Section H to exercise an Option) shall have the right, immediately prior to such dissolution or liquidation to exercise such Participant's Options in whole or in part. Nothing herein shall diminish optionees' rights under Section K.

O. AMENDMENT AND TERMINATION

   The Board, by resolution, may terminate, amend, or revise the Plan with respect to any shares as to which Options have not been granted. The Board may alter, suspend or discontinue the Plan except that no action of the Board may materially increase the benefits accruing to Participants under the Plan, increase (other than as provided in Section N) the maximum number of shares permitted to be optioned under the Plan, or materially modify the requirements as to eligibility for participation in the Plan, unless such action of the Board shall be subject to approval or ratification by the shareholders of the Company. Neither the Board nor the Committee may, without the consent of the holder of an Option, alter or impair any Option previously granted under the Plan, except as authorized herein. Unless sooner terminated, the Plan shall remain in effect for a period of ten (10) years from the date of the Plan's adoption by the Board. Termination of the Plan shall not affect any Option previously granted.

P. REGISTRATION OF OPTIONS AND STOCK

   Inability of the Company to obtain from any regulatory body or authority the approvals deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares of Stock shall relieve the Company of any liability in respect of the non-issuance or sale of such shares of Stock unless and until said approvals are obtained; provided the Company shall use its best efforts to obtain any such approvals and specifically shall register with the SEC all Options (and Stock issuable thereunder) on Form S-8 or other

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applicable SEC forms, shall list such Stock with the New York Stock Exchange and shall maintain such registration and listing in effect for the duration of the Options.

Q. Reservation of Shares of Stock

        The Company, during the term of this Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction, any requisite authority necessary to issue and to sell the number of shares of Stock that shall be sufficient to satisfy the requirements of this Plan.

R. Conversion of ISOs Non-Qualified Options; Termination of ISOs

        The Committee, at the written request of any optionee, may in its discretion take such actions as may be necessary to convert such optionee's ISOs (or any installments or portions of installments thereof) that have not theretofore been exercised into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the optionee is an Employee of the Company or a Subsidiary at the time of such conversion. Such actions may include, but not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such Options. At the time of such conversion, the Committee (with the consent of the optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any optionee the right to have such optionee's ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Committee takes appropriate action. The Committee, with the consent of the optionee, may also terminate any portion of any ISO that has not been exercised at the time of such termination.

S. Approval by Shareholders

        The Plan shall be submitted for approval by the shareholder of the Company at the 1994 Annual Meeting of Shareholders.

T. Withholding of Additional Income Taxes

        Upon the exercise of a Non-Qualified Option or the making of a Disqualifying Disposition (as defined in Section U), the Company, in accordance with Section 3402 of the Code, may require the optionee to pay additional withholding taxes in respect of the amount that is considered compensation includible in such person's gross income. Alternatively, the Company, at its option, may issue shares of Stock net of the number of shares sufficient to satisfy the additional withholding taxes due. The Committee in its discretion may condition the exercise of an Option on the purchaser's or recipient's payment of such additional withholding taxes.

U. Notice to Company of Disqualifying Disposition

        Each Employee who receives an ISO shall agree to notify the Company in writing immediately after the Employee makes a disqualifying disposition of any Stock received pursuant to the exercise of an ISO (a "Disqualifying Disposition"). Disqualifying Disposition means any disposition (including any sale) of such Stock before the later of (a) two years after the Employee was granted the ISO under which he acquired such Stock, or (b) one year after the Employee acquired such Stock by exercising such ISO. If the Employee has died before such Stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

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V. Governing Law, Construction

        The validity and construction of the Plan and the instruments evidencing Options shall be governed by the internal, substantive laws of the State of New Hampshire. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine the neuter, unless the context otherwise requires.

W. Company shall use its best efforts to protect the position of each Option holder in the event of a transaction (or agreement for same) constituting a Change in Control and specifically shall require the acquiring entity to cash out all Options at the closing of any such transaction or provide sufficient time after all conditions to such closing have been satisfied for the Option holders to exercise and sell their shares in the public market.

X. Nonassignability

        Options shall not be transferable other than by will or by the laws of descent and distribution, and during a Participant's lifetime shall be exercisable only by such Participant.

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